Exhibit 17.2

June 7, 2010

Nancy M. Snyder

Corporate Secretary

Penn Virginia Corporation

Four Radnor Corp. Ctr., Suite 200

100 Matsonford Road

Radnor, PA 19087

Dear Nancy:

I hereby resign from my position as a member of the Board of Directors of Penn Virginia Corporation effective immediately.

Sincerely,

/S/ WILLIAM H. SHEA, JR.
William H. Shea, Jr.